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                                                                  Exhibit 99.4

REPUBLIC
INDUSTRIES

                                                 450 East Las Olas Boulevard
                                                 Suite 1200
                                                 Fort Lauderdale, Florida 33301
                                                 954-713-5200
                                                 954-713-2118 Fax


FOR IMMEDIATE RELEASE                                CONTACTS: MICHAEL KARSNER
                                                                (954) 713-5230

                                                                   JIM DONAHUE
                                                                (954) 713-5208

         REPUBLIC INDUSTRIES TO ACQUIRE FLEMINGTON CAR AND TRUCK COUNTRY

         Ft. Lauderdale, Florida (March 5, 1997)--Republic Industries, Inc. (NASDAQ:RWIN) announced today that it has signed a definitive agreement to acquire Flemington Car and Truck Country and Princeton's Nassau Conover's family of dealerships. Flemington owns and operates 12 dealership locations in Flemington and Princeton, New Jersey.

         The dealerships sell and service vehicles under the brand names Ford, Lincoln-Mercury, Volkswagen, Porsche, Audi, BMW, Buick, GMC, Chevrolet-Geo, Chrysler, Plymouth, Dodge, Jeep- Eagle, Mazda, Subaru, Pontiac, Mitsubishi, LandRover, Isuzu, Infiniti and Nissan.

         Steve Berrard, President and Co-Chief Executive Officer of Republic, said, "We are pleased to welcome Flemington to our rapidly expanding automotive group. Steve Kalafer, Byron Brisby and their team are the perfect group to lead our efforts as we enter the Mid-Atlantic market."

         Steve Kalafer, Chairman and Chief Executive Officer of Flemington, stated, "All of us at Flemington Car and Truck Country and Princeton's Nassau Conover's family of dealerships look forward to our new affiliation with Republic. Our merger with Republic provides us with additional significant resources to expand our business operations and to provide our customers and employees with even greater opportunities."

         Byron Brisby, President and Chief Operating Officer of Flemington, remarked, "We believe that the AutoNation concept is the future of car retailing. We are excited about playing an important role as part of Republic's automotive team in this revolutionary concept."

         After the closing of the transaction Steve Kalafer and Byron Brisby will continue in their respective roles as Chief Executive Officer and Chief Operating Officer of Flemington.



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         The transaction, which is valued at approximately $55 million, will be paid for in Republic common stock and is being accounted for as a pooling. The closing of the transaction is subject to customary conditions, including appropriate regulatory and manufacturer approvals.

         Republic is a diversified company operating in the automotive, solid waste and electronic security industries.


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